STOCK OPTION AGREEMENT

     THIS STOCK OPTION AGREEMENT (" Agreement"), dated the 14th day of January, 2005, is entered into by and between DuraVest, Inc., a Florida corporation ("Company") and Jacques-Oliva Belair ("the Optionee").

     WHEREAS, Cardio Management Systems, Inc., a corporation organized under the laws of Canada ("Cardio") has acquired a majority of the voting stock of Estracure, Inc., a corporation organized under the laws of Canada ("Estracure") pursuant to an Agreement in Principal dated November 16, 2004 ("AIP") between Cardio, Innovacor Limited Partnership, a Quebec limited partnership ("Innovacor"), Cardio at Work, Inc., a corporation organized under the laws of Canada ("CAT"), Sam Greenberg, a resident of Montreal, Quebec ("Greenberg") and the Company; and

     WHEREAS, pursuant to Section 3.1 of the AIP, Innovacor, CAT, Greenberg (collectively the "Initial Shareholders"), the Company and Estracure have entered into an Option Agreement dated January 14th, 2005 ("Option Agreement") under which the Initial Shareholders collectively have the right to exchange all of their Estracure shares into shares of the Common Stock of the Company; and

     WHEREAS, the Optionee holds a stock option under which he has the right and option to acquire up to 4% of the participating stock of Estracure; and

     WHEREAS, the Company desires that if the Initial Shareholders exchange their Estracure Stock for stock of the Company, that the Company then holds, directly or indirectly through a wholly owned subsidiary all of the outstanding stock of Estracure with there then being no outstanding options or other rights under which another could acquire Estracure stock; and

     WHEREAS, the Optionee is willing to renounce and terminate his right and option to purchase Estracure stock (the "Estracure Option"), if the Company will grant and issue to the Optionee a stock option to acquire shares of the Company's common stock on terms and conditions agreed to by the Optionee and the
Company:

     WHEREAS the parties intend that the renunciation and termination of the Estracure Option by the Optionee in consideration for the granting of the Stock Option, as defined hereinbelow, by the Company shall constitute an "exchange" and that subsection 7(1.4) of the Income Tax Act (Canada) and the corresponding sections of the Taxation Act (Quebec) shall apply to the exchange of the options;

     WHEREAS the Company's grant of the Stock Option to the Optionee hereunder without filing a prospectus in connection therewith is subject to the consent of the Quebec Securities Commission (the "Commission's Consent ");

     NOW THEREFORE, in consideration of the foregoing and the mutual covenants and promise set forth herein, IT HAS BEEN AND IT HEREBY IS AGREED by the parties hereto as follows:

     The parties, in consideration of the mutual covenants forth herein, agree as follows:

     1. Option Grant. In consideration of exchange of the Estracure Option and subject to the provisions set forth herein and to the Company's receipt of the Commission's Consent, the Company hereby grants to the Optionee the right and option to purchase up to an aggregate of 600,000 shares of its Common Stock (the "Stock Option").

     2. Grant Date, Stock Option Price and Vesting. The date of action by the Company in granting this Stock Option is January 14th, 2005. The purchase price of each optioned share of Common Stock ("Optioned Shares") is $0.76 per share (the "Stock Option Price"). The right of the Optionee to exercise this Stock Option shall vest on the earlier of the date of the exercise by the Initial Shareholder of their put to exchange their Estracure shares into Company shares under the Option Agreement or September 30, 2005 ("Vesting Date").

     3.   Manner of Exercise.

         (a) Time of Exercise of Stock Option. The Stock Option may be exercised in whole at any time and in part from time to time on or after the Vesting Date in lots of no less than 200,000 shares (or, in the event any ba1ance as to which the Option remains unexercised is less than 200,000 shares, in a lot equal to such balance) on or before January 14th, 2008 (the "Option Period").

         (b) Notice of Exercise. The Stock Option may be exercised by the Optionee by providing written notice to the Company, which notice (i) shall state the election to exercise the Option and the number of shares as to which the Stock Option is then being exercised; (ii) shall be accompanied by payment in full of the Stock Option Price of said shares; (iii) shall be signed by the person so exercising the Stock Option; and (iv) in the event that the Stock Option is being exercised by any person other than the Optionee, will be accompanied by appropriate written proof of the right of such person to exercise the Stock Option.

         (c) Payment of the Stock Option Price. The Stock Option Price may be paid to the extent permitted by applicable statutes and regulations: (i) in cash (including check, bank draft or money order); (ii) in whole shares of the Company's Common Stock, (iii) by the withho lding of shares of Common Stock issuable upon such exercise of the Stock Option; or (iv) any combination of the foregoing methods of payment acceptable to the Company's Board of Directors,

         (d) Subsequent Tax Liability. Canadian, United States, state and local income tax liability resulting from the exercise of Stock Option or the ultimate


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

disposition of the Common Stock purchased pursuant to the Stock Option will be the sole responsibility of the Optionee.

         (e) Issuance of Stock. Within a reasonable time from the date of receipt by the Company of the foregoing notice and all required payments and other documentation, a certificate or certificates for the shares of Common Stock as to which the Stock Option will have been so exercised, registered in the name of the person so exercising the Stock Option and, if deemed necessary by counsel to the Company, including one or more legends as set forth in paragraph 6 below, will be issued by the Company and delivered to such person. All shares issued as provided herein will be fully paid and non-assessable.

     4. Rights of Optionee. The Optionee shall have no rights as a stockholder with respect to any shares of Common Stock covered by the Stock Option until the Optionee shall have become the holder of record of such shares and no adjustments shall be made for dividends or other distributions or other rights as to which there is a record date preceding the date the Optionee becomes the holder of record of such shares.

     5. Transferability. No right or interest of any Optionee in the Stock Option prior to its exercise shall be assignable or transferable or subjected to any lien, during the lifetime of the Optionee, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise, including, without limitation, execution, levy, garnishment, attachment, pledge, divorce or bankruptcy. Any attempted assignment, transfer, pledge or hypothecation or other disposition of the Stock Option, other than in accordance with the terms set forth herein, shall be null and void and of no force or effect. Notwithstanding the foregoing, in the event of an Optionee's death, an Optionee's right and interest in the Stock Option shall be transferable by testamentary will or the laws of decent and distribution, any payment of any amounts due hereunder shall be made to, and exercise of the Stock Option (to the extent permitted under this Agreement) may be made by, the Optionee's legal representatives, heirs or legatees. Such assignee shall be subject to all of the terms and provisions of this Stock Option with respect to this Agreement.

     6.  Investment Restrictions. The Optionee acknowledges that he understands:

         (a) Securities Not Registered. Neither the Stock Option, the Company's Common Stock which may be acquired under the Stock Option nor the sale of any of these secur ities have been registered under the securities laws of the United States of America or the laws of any other jurisdiction. The Common Shares of the Company cannot be sold or transferred by the Optionee or any other person or entity unless they are subsequently registered under applicable laws or an exemption from registration is then available for the proposed transaction. Subject to the undertaking of the Company set out in paragraph 7 below, the Company is not required to register the Common Shares of the Company or to make an exemption from registration available, accordingly the Optionee must bear the economic risk if their investment for an indefinite period of time.



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



         (b) Optionee's Representative. The execution of the Stock Option and its exercise constitutes and will constitute the Optionee's representation and warranty that he is acquiring the Common Shares of the Company hereunder for investment and not with a view of distribution and for the Optionee's own accounts and that no other person or entity will have any interest in the Common Stock of the Company.

         (c) Configuration Legend. The Company's Common Stock to be acquired hereunder will constitute "restricted securities" as defined in Rule 144 under the Securities Act, and the certificates and documents to be issued to represent the Common Shares will contain a legend denoting the restrictions upon their sale or transfer under the applicable securities laws reading as follows:

          "THESE SECURITIES REPRESENTED BY THIS INSTRUMENT OR DOCUMENT HAVE BEEN ACQUIRED FOR INVESTMENT, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED (THE "SECURITIES ACT"), HAVE BEEN OFFERED AND SOLD IN RELIANCE UPON THE EXEMPTION SET FORTH IN SECTION 4(2) OF THE SECURITIES ACT AND HAVE BEEN SOLD AS "RESTRICTED SECURITIES" AS SUCH ARE DEFINED IN RULE 144 UNDER THE SECURITIES ACT. WITHOUT SUCH REGISTRATION, SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF, EXCEPT UPON DELIVERY TO THE COMPANY ON THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY TO THE EFFECT THAT ANY SUCH TRANSFER WOULD NOT BE IN VIOLAITON OF THE SECURITIES ACT, APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER."

     7. Registration Rights. All of the Company's Common Stock acquired by the Optionee hereunder shall be subject to the Registration Rights Agreement, a form of which is attached hereto as Schedule A, if such is entered into by the Initial Shareholders pursuant to paragraph 14.1 of the Option Agreement. In the event a Registration Rights Agreement is not entered into pursuant to the Option Agreement, the Company and the Optionee shall, within Ten (10) business days of the exercise by the Optionee of all or any part of the Stock Option, enter into an agreement providing the Optionee with rights identical to those set out in paragraph 1.3 of the Registration Rights Agreement in Schedule A hereof.

     8. Surrender of Agreement. In the event the Stock Option shall be exercised in whole, this Agreement shall be surrendered to the Company for cancellation. In the event the Stock Option shall be exercised in part, or a change in the number of designation of the Common Stock shall be made, this Agreement shall be delivered by the Optionee to the Company for the purpose of making appropriate notation thereon, or of otherwise reflecting, in such manner as the Company shall determine, the partial exercise or the change in the number of designation of the Common Stock.



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


     9. Undertaking of the Company. The Company has taken all necessary and appropriate actions to provide that the grant and issuance of the Stock Option has been made in accordance with United States and Canadian securities laws and that the issuance of underlying Common Stock of the Company will be made in accordance with United States and Canadian securities laws.

     10. Counsel. Each party has had the opportunity to obtain separate counsel of choice. The Company expressly disclaims that it is giving any tax advice to the Optionee with respect to the grant and exercise of the Stock Option or to any disposition of the optioned shares. The Optionee acknowledges and accepts this disclaimer.

     11. Indemnification. Each party hereby indemnifies and agrees to hold harmless the other party from any liability, cost or expense arising from or related to any act or failure to act of such party which is in violation of this Agreement.

     12. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the Province of Quebec.

     13. No Waiver. No waiver of any default under this Agreement shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent default of the same or similar nature.

     14. Amendment. This Agreement may be amended only by a written instrument signed by both parties to this Agreement.

     15. Binding Effect. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective personal representatives and permitted successors and assigns.

                           (SIGNATURES ON NEXT PAGE)





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     IN WITNESS WHEREOF, the Company and the Optionee have duly executed this
Stock Option Agreement effective as of the day and year first above written.

                                       COMPANY:

                                       DuraVest, Inc.

                                       By: (s) Patti Cooke
                                           ------------------------------
                                           Name: Patti Cooke
                                           Title: President


                                       OPTIONEE:

                                       (s) Jacques-Oliva Belair
                                       ---------------------------------
                                       (Signature)

                                       Name:
                                            ----------------------------























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